SEARS, ROEBUCK AND CO.
Sears Tower
Chicago, Illinois 60684


May 18, 1990

EDWARD A. BRENNAN
Chairman of the Board



Mr. Russell Davis
611 South Chardonnay Ridge
Cincinnati, Ohio 45226

Dear Russell:

The purpose of this letter is to confirm our agreement concerning your employment effective June 1, 1990.

Sears, Roebuck and Co. ("Sears") has agreed to employ you and you have agreed to serve in a position which we have designated (tentatively, subject to approval by the Board of Directors) a Senior Vice President and Chief Financial Officer, and you will report to the Chairman and CEO of the Merchandise Group.

The position will have such duties, responsibility and authority as shall be established by the Board of Directors and as the Chairman and CEO of the Merchandise Group shall direct from time-to-time.

During your continued employment, you shall devote your time and efforts exclusively to the business and affairs of Sears and do your utmost to promote its interest. In that connection, you will observe and conform to the Merchandise Group Code of Conduct Policy Statement as in effect from time-to-time during your employment.
A copy of the statement currently in effect is appended to this agreement, designated Exhibit A, and made a part hereof.

During your employment, Sears agrees to pay to you for your services and you agree to accept as full compensation for them:


(a)    An initial base salary at an annual rate of at least
       $350,000.00, payable monthly in arrears.

(b) An annual bonus opportunity (as such term is defined and used throughout Sears Executive Compensation Plans) of fifty percent (50%) of the base salary established above, provided

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Mr. Russell Davis
Page 2
May 18, 1990



      however that Sears guarantees to you for one and one-half years, an annual bonus of at least $175,000.00 per year, payable at such time as other officer bonuses are paid in February of 1991 and 1992. The guaranteed bonus for 1990 will be 7/12ths of $175,000.00.

(c) A Long-Term Incentive Compensation Program opportunity (as such term is defined and used from time-to-time in the then current Sears Executive Compensation Plan) of eighty percent (80%) of base salary. This program includes a cash plan as well as stock options and restricted stock grants.

(d) Upon reporting for work, a one-time cash payment of $100,000.00 which is compensation subject to appropriate tax withholdings.

(e) Relocation assistance in the form of reimbursements for expenses incidental to the sale of your current residence, expenses for moving your household goods to a new location, closing costs for your new residence, and possible purchase of your current residence if you elect this option.

(f)   An immediate vacation entitlement of 4 weeks.


In addition to the foregoing, you shall, during the course of your employment, be entitled to participate in any group medical plan, group life insurance plan, pension plans, profit sharing plan or any other benefit plan adopted by Sears for the benefit of its officers.

In recognition of your concern regarding your retirement security, Sears will provide a special, non-qualified benefit which supplements the regular pension benefits you can earn from the Sears Pension Plan and Supplemental Retirement Income Plan. Simply stated, this special arrangement provides the following:

     If you stay with Sears through 12/31/95, you will receive double credit for your entire service to that point. If you terminate prior to that date, regular service credit applies and no special benefits accrue. Any service credit earned past 12/31/95 will be at the regular rate provided by the Plan.
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Mr. Russell Davis
Page 3
May 18, 1990



If your employment is terminated by Sears without cause prior to your having attained 3 years of service, you will receive base salary and annual bonus payments through the date which would have been your third anniversary at not less than a salary of $350,000.00 per year and bonus of $175,000.00 par year.

If this letter correctly states our understanding, please sign below. We welcome you to Sears and look forward to working together to achieve our goals.



/s/Edward A. Brennan
E. A. Brennan








/s/RUSSELL DAVIS
Russell Davis


enc.
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